Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement of Enveric Biosciences, Inc. on Form S-1 (File No. 333-275380) of our report dated March 31, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Enveric Biosciences, Inc. as of and for the year ended December 31, 2022 appearing in Amendment No. 1 of the Annual Report on Form 10-K of Enveric Biosciences, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Marcum LLP

Marcum LLP

East Hanover, New Jersey

December 1, 2023